UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2015

LOJACK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

1-8439	04-2664794
(Commission File Number)	(IRS Employer Identification No.)

40 Pequot Way, Canton, Massachusetts	02021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-302-4200

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 29, 2015, LoJack Corporation (the “Company”) and its subsidiary, LoJack Global LLC (together with the Company, the “Borrower”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (the “Lender”), with respect to a new revolving credit facility to replace the Company’s prior credit facility (as described in Item 1.02 below). The Loan Agreement provides for a revolving credit facility in a maximum amount equal to the lesser of (i) $12 million and (ii) a borrowing base calculated as (a) 85% of certain accounts receivable and other similar amounts owed to the Borrower plus (b) prior to the end of 2016, an additional $1 million for as long as the Borrower maintains at least $2 million in unrestricted cash in the United States. Initial borrowings under the new credit facility in the amount of $7 million were used to refinance the Company’s existing indebtedness, and borrowings may be used in general for working capital and other general corporate purposes.

The new revolving credit facility terminates on March 29, 2018, at which point all amounts outstanding under the revolving credit facility will be due. The interest rate on borrowings under the Loan Agreement is the prime rate plus 0.25% (or, if the Company maintains a certain liquidity ratio as described in the Loan Agreement, the prime rate), and there is a commitment fee of 0.375% on the unused portions of the credit facility. Borrowings under the credit facility are secured by substantially all of the assets of the Borrower, including intellectual property and a pledge of 65% of the capital stock of certain foreign subsidiaries.

The Loan Agreement contains customary representations and warranties and affirmative and negative covenants, including a minimum adjusted EBITDA covenant. The Loan Agreement also contains customary events of default, including, without limitation, defaults in the payment of principal or interest, defaults in compliance with the terms and conditions of the Loan Agreement and other documents evidencing the credit facility, default upon a material adverse change in the Company, defaults in payments relating to certain other indebtedness, and bankruptcy or other insolvency events. Following an event of default, the Loan Agreement provides for various customary remedies for the Lender, including the acceleration of repayment of outstanding amounts under the Loan Agreement.
The foregoing description of the terms and conditions of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is attached to this Current Report as Exhibit 10.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement
In connection with the Loan Agreement described in Item 1.01 above, effective as of December 30, 2015, the Multicurrency Revolving Credit Agreement, dated as of December 29, 2009 (as amended) (the “Credit Agreement”), by and among the Company, the Borrowers and Guarantors listed therein, the Lenders listed therein, Citizens Bank, N.A., as Administrative Agent, and T.D. Bank, N.A., as Issuing Bank, was terminated and the outstanding borrowings of $6.6 million thereunder were paid in full. Prior to its termination, the Credit Agreement provided the Company with a revolving credit facility in an amount of up to $8 million, subject to a borrowing base calculation. The interest rate on borrowings under the Credit Agreement varied depending on the Company’s choice of interest rate and currency options, plus an applicable margin. The Credit Agreement would have otherwise terminated on July 31, 2017. In connection with the termination of the Credit Agreement, the Company incurred $75,000 in previously deferred fees.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits
Exhibit No.        Description
10.1    Loan and Security Agreement, dated as of December 29, 2015, by and among LoJack Corporation, LoJack Global LLC, and Silicon Valley Bank

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LoJack Corporation Registrant
Date:	January 5, 2016	By:	/s/ Kenneth L. Dumas
Kenneth L. Dumas
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX
Exhibit No.        Description
10.1    Loan and Security Agreement, dated as of December 29, 2015, by and among LoJack Corporation, LoJack Global LLC, and Silicon Valley Bank